                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          FREMONT GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                 [FREMONT LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2000

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the "Company") will be held in the Wedgewood Room of the Fairmont Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, on Tuesday, May 16, 2000 at 2:00 p.m., for the following purposes:

     1. Election of seven (7) Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

     2. Ratification of the appointment of Ernst & Young LLP as independent auditors; and

     3. Transaction of such other business as may be properly brought before the meeting and any postponement or adjournment thereof.

     Stockholders of record at the close of business on March 31, 2000 will be entitled to vote at said meeting and any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404.

     Stockholders are requested to mark their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

     All stockholders are cordially invited to attend the meeting.

                                          /s/ Alan W. Faigin
                                          Alan W. Faigin, Secretary

April 13, 2000

                          FREMONT GENERAL CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada corporation (hereinafter called the "Company" or "Fremont General"), of proxies to be used at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2000 at 2:00 in the Wedgewood Room at the Fairmont Sheraton Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 and at any postponement or adjournments thereof (the "Annual Meeting"). A form of proxy is enclosed for use at the Annual Meeting. Unless contrary instructions are indicated on the proxy, the persons designated as proxy holders in the proxy card will vote all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) "for" the election of the seven nominees for directors named below, "for" ratification of the appointment of Ernst & Young LLP as independent auditors, and as recommended by the Board of Directors with regard to any other matters, or if no recommendation is given, in their own discretion.

     A proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the Annual Meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, may revoke their prior proxy in that manner.

     The Company will bear the cost of soliciting the proxies. In addition to the use of mails, proxies may be solicited by personal contact, telephone or telegraph, electronically via the internet and by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has engaged Georgeson Shareholder Communications Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies for a fee not to exceed $6,000 plus reimbursement for out-of-pocket expenses.

     The principal executive office of the Company is 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 13, 2000.

                      VOTING SECURITIES AND VOTE REQUIRED

     The close of business on March 31, 2000 (the "Record Date") has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Shares of common stock, of which 70,025,094 shares were outstanding as of the Record Date, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of the Record Date. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the outstanding voting shares entitled to vote at any meeting will constitute a quorum for the transaction of business. If such quorum is present, the seven nominees for director receiving the highest number of votes will be elected and the affirmative vote of the majority of the shares represented and voting at the Annual Meeting is required to elect each nominee as director and to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes"), these shares will be treated as not present and not entitled to vote with respect to that matter. These shares will be counted, however, for quorum purposes and entitled to vote on other matters. With respect to the election of directors and ratification of auditors, abstentions and broker non-votes will have no effect on the outcome of the vote.

     Any executed but unmarked proxies, including those submitted by brokers or nominees will be voted "for" each of the foregoing proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven (7) directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by validly executed proxies will be voted for the election of the nominees named below as directors, unless authority to vote for directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

     The information set forth below as to each nominee for director has been furnished to the Company by the respective nominees for director:

                                               PRINCIPAL BUSINESS EXPERIENCE DURING PAST     DIRECTOR
                NAME                   AGE    FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS      SINCE
                ----                   ---    ------------------------------------------     --------
James A. McIntyre(1).................  67    Chairman and Chief Executive Officer of the       1972
                                             Company.
Wayne R. Bailey......................  45    Executive Vice President, Treasurer and Chief     1996
                                             Financial Officer of the Company since May
                                             1995; Senior Vice President and CFO of the
                                             Company from February 1994 to May 1995; Vice
                                             President and CFO from 1990 to 1994. Director
                                             and officer of subsidiary companies during
                                             the past 14 years.
Dr. Houston I. Flournoy(2)(3)........  70    Retired; Special Assistant to the President       1977
                                             for Governmental Affairs, University of
                                             Southern California from August 1981 to
                                             December 1999; Professor, University of
                                             Southern California from 1973 to 1993;
                                             Director and a member of the Audit and
                                             Compensation (Chairman) Committees of Tosco
                                             Corporation.
C. Douglas Kranwinkle(1)(2)(3).......  59    Managing Partner, O'Melveny & Myers LLP a law     1973
                                             firm, since June 1996; previously Senior
                                             Partner, O'Melveny & Myers LLP since 1989.
David W. Morrisroe(2)(3).............  67    Retired; Certified Financial Analyst;             1989
                                             Formerly Vice President, Business and Finance
                                             and Treasurer, California Institute of
                                             Technology; Director, Huntington Memorial
                                             Hospital Board; Member, Huntington Library
                                             Investment Committee; Member Emeritus, NASA
                                             Space Telescope Institute Council; Member
                                             Emeritus, National Optical Observatories
                                             Board; Trustee Emeritus, University of San
                                             Diego.

                                               PRINCIPAL BUSINESS EXPERIENCE DURING PAST     DIRECTOR
                NAME                   AGE    FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS      SINCE
                ----                   ---    ------------------------------------------     --------
Louis J. Rampino(1)..................  47    President and Chief Operating Officer of the      1994
                                             Company; Director and officer of the Company
                                             and certain subsidiary companies during the
                                             past 17 years; employee for 22 years.
Dickinson C. Ross(2)(3)..............  76    Retired; Formerly Chairman of Johnson &           1987
                                             Higgins of California, an international
                                             insurance brokerage firm.

---------------
(1) Member of the Executive Committee (Mr. McIntyre, Chairman), which has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when the Board is not in session, except for actions specifically required by statute to be performed by the full Board. There were no meetings of the Executive Committee during 1999.

(2) Member of the Audit Committee (Mr. Morrisroe, Chairman), which meets periodically with management, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports their findings to the Board of Directors. The Audit Committee also recommends, for the approval of the Board of Directors and ratification by the stockholders, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal financial auditing procedures, and the adequacy of internal controls. The Audit Committee met three (3) times during 1999.

(3) Member of the Compensation Committee (Mr. Ross, Chairman), which reviews and makes recommendations to the Board of Directors with respect to the Company's various compensation programs and administers the Company's stock option and restricted stock award plans, met four (4) times during 1999. See "Report of the Compensation Committee."

     The Company's Board of Directors met four (4) times during 1999. Each nominee for director who served as a director during the past year attended 100% of the total number of meetings of the Board of Directors and of meetings of committees of the Board of Directors on which he served. There is no nominating committee of the Board of Directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

COMPENSATION OF DIRECTORS

     In addition to a monthly fee of $2,000, a per-meeting fee of $1,500 is paid to directors who are not also employees of the Company or any of its subsidiaries for serving as such and for attending regular and special meetings of the Board of Directors and meetings of the various Board committees of which they are members, plus reimbursement for the actual expenses incurred to attend such meetings. No additional compensation is provided for committee members, nor are directors who are also employees of the Company or any subsidiary paid compensation for serving as directors or members of committees of the Board.

     The Board of Directors previously adopted a retirement plan for non-employee directors who retire from active service on the Board after completing at least five (5) years of service as a director of the Company and attaining age sixty-five (65). Under the plan, the Company will continue paying monthly service fees for three (3) years after a director's retirement from the Board, or, at the discretion of the Board, a lump sum payment will be made to the retired director. Such benefits as remain owing are extended to the surviving spouse of an eligible director who dies prior to retirement or during the three (3) year period thereafter. Age restrictions for sitting directors when the plan was adopted were grandfathered. In May 1996, Dr. Kenneth L. Trefftzs retired from the Company's Board of Directors and received fees under this retirement plan until April 1999.

     Under the Company's Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan"), each non-employee director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 12,376 shares of the Company's common stock at the exercise price of $4.4445, $6.717, $7.1605 and $7.841 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective stock options. On May 8, 1997, under the Company's 1997 Stock Plan (the "1997 Plan"), each non-employee director was granted a non-qualified stock option to purchase 20,000 shares of the Company's common stock at the exercise price of $14.00 per share (as adjusted for the two-for-one stock split distributed on December 10, 1998). The purchase price per share of common stock covered by each such option granted to a non-employee director was the fair market value of the common stock on the date the option was granted. The options are exercisable at the rate of 25% per annum commencing on the first anniversary of their grant and, unless earlier exercised or terminated, will expire ten (10) years after they are granted. No stock options were granted to non-employee directors in 1996 or since 1997.

     Each non-employee director was awarded 52,000 shares (as adjusted for the two-for-one stock split distributed on December 10, 1998) of restricted common stock in 1996 under the Company's 1995 Restricted Stock Award Plan, As Amended (the "1995 Plan"). The restrictions on these shares will generally be released at the rate of 10% per year beginning on the first designated release date, commencing in 1997, and on each of the nine anniversaries thereafter, provided that the director is still serving on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. No restricted stock awards have been made to non-employee directors since 1996.

     Dr. Flournoy and Mr. Morrisroe also serve on the Board of Directors of Fremont Investment & Loan, a subsidiary company, for which Fremont Investment & Loan paid each of them $24,000 in 1999. Directors of Fremont Investment & Loan are elected annually.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five (5) years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, nominees for director, and executive officers.

                                                                          EMPLOYEE   OFFICER
              NAME                            POSITION              AGE    SINCE      SINCE
              ----                            --------              ---   --------   -------
McIntyre, James A. .............  Chairman of the Board and Chief   67      1963      1963
                                  Executive Officer
Rampino, Louis J. ..............  President and Chief Operating     47      1977      1989
                                  Officer
Bailey, Wayne R. ...............  Executive Vice President,         45      1986      1989
                                  Treasurer and Chief Financial
                                  Officer
Meyers, Raymond G. .............  Senior Vice President and Chief   53      1980      1989
                                  Administrative Officer
Donaldson, John A. .............  Senior Vice President,            45      1981      1993
                                  Controller and Chief Accounting
                                  Officer
Lamb, Patrick E. ...............  Vice President, Finance           40      1986      1998
Faigin, Alan W. ................  Secretary and General Counsel     43      1980      1994

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Price Performance Graph (see "Fremont General Corporation Stock Price Performance") shall not be incorporated by reference into such filings or any future filings, except to the extent the Company specifically incorporates this report or the graph referenced therein, and the report and the graph shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of independent, non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Rule 16b-3 under the Exchange Act, respectively. The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board of Directors for its consideration and action. The Committee's responsibilities include: (a) reviewing compensation policies and programs to ensure that they are consistent with and linked to the Company's strategies; (b) reviewing and recommending executive compensation levels, cash and equity incentives for executive officers, and any compensation plans in which officers and directors of the Company are eligible to participate and reports such recommendations to the Board of Directors for its consideration and action; (c) assessing the performance of the Chief Executive Officer and other executive officers; (d) ensuring that executive and senior officers' compensation is based on objective measures of performance at the individual, corporate and applicable business unit level; and (e) administering the Company's employee stock option, restricted stock, and annual and long term incentive plans. The Committee believes that compensation should be driven by the long term interests of the stockholders and should be directly linked to corporate performance.

     The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance principally as related to achievement of pretax earnings targets. This policy includes all forms of compensation -- base salary, bonuses, stock options, restricted stock, benefits and perquisites.

     The Executive Compensation program for officers of Fremont General is composed of three basic components tied to financial objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long term cash and stock ownership opportunity. The Company's compensation policy is to pay its executives for performance at rates that are above the averages of compensation survey data reported by insurance, financial and diversified financial services organizations of comparable size and structure.

     The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a leading nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee, and to ascertain that the Company's compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (see "Fremont General Corporation Stock Price Performance") which have similar businesses, size, and performance.

     Compensation Limitations. Under Section 162(m) of the Code, adopted in August 1993, and regulations adopted thereunder, publicly-held companies may be precluded from deducting compensation paid to certain executive officers in excess of $1,000,000 in any one year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its compensation practices solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

BASE SALARY

     Base salary represents only a portion of each executive's total targeted cash compensation opportunity each year. Individual annual performance criteria are used to annually adjust the base salary. The executives' base salary rates were not increased in 1999. In February 2000, executive's annual base salary rates were adjusted as follows: Mr. Rampino, from $650,000 to $700,000; Mr. Bailey, from $550,000 to $600,000; Mr. Donaldson, from $240,000 to $260,000; Mr.
Faigin from $190,000 to $250,000. The annual base salary rates of Mr. McIntyre and Mr. Meyers remain at $800,000 and $325,000, respectively. See "Employment Agreements."

MANAGEMENT INCENTIVE COMPENSATION PLAN (ANNUAL BONUS PLAN)

     The Company places significant emphasis on attaining predetermined pretax earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company's achievement of those goals.

     Bonus "targets" represent the balance of each executive's total targeted annual cash compensation opportunity, and range from 10% to 50% of each executive's base salary. These individual "target" bonus amounts are set by the Committee at the beginning of the plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each executive is expected to make to the achievement of the Company's predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive's "target" amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three (3) times the "target" amount for earnings substantially in excess of the Company's goals.

LONG TERM COMPENSATION

     In addition to annual compensation considerations, the Company has adopted the following three (3) forms of long term compensation that focus the executives on increasing stockholder value over the long term by aligning the interests of the officers with those of the stockholders.

BONUS OPPORTUNITY:

     A Long Term Incentive Compensation Plan ("LTICP") provides for a cash bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target over a three (3) year period. The Board of Directors has authorized the Company's officers to construct a successor plan to the 1996 LTICP, which was in effect for the three year period beginning January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a new LTICP had not been fully implemented. (See "Summary Compensation Table.")

STOCK OWNERSHIP:

     In determining the number of stock options and Stock Rights (restricted stock) to grant each executive, the Committee considered a variety of methods to use, including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three (3) to five (5) years. The Committee's intent in utilizing these methods, coupled with the four (4) year vesting schedule for each stock option grant, was to enhance the long term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the stockholders. The Committee used a salary multiple calculation model to determine the number of restricted shares to award to each 1995 Plan and 1997 Plan Participant.

     - The 1997 Stock Plan (the "1997 Plan") provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. Stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan. Stock options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and Stock Rights may be granted under the 1997 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Such shares are subject to the Company's reacquisition option (which is similar to that under the 1995
       Plan) and may not be sold by the participants ("1997 Plan Participants") until the Company releases its reacquisition option on such shares. Pending release from the Company's reacquisition option, all of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator, but generally shares will be released from restriction at the rate of ten percent (10%) per year beginning on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1997 Plan Participant's status as an employee, director or consultant has not terminated and the Company has not exercised its reacquisition option. 1997 Plan Participants have full voting and dividend rights with respect to their respective outstanding Stock Right shares. During 1999, no awards under the 1997 Plan were granted to non-employee directors and 2,105,000 Stock Rights in the form of restricted common stock were awarded to executive officers and certain key employees of the Company and its subsidiary companies under the 1997 Plan. No stock options were granted during 1999. In February 2000, 160,000 shares of restricted common stock were awarded under the 1997 Plan to officers of the Company, including 75,000 shares to Mr. Rampino and 50,000 shares to Mr. Bailey. Restrictions on these 160,000 shares will be released at a rate of twenty-five percent (25%) per year. Shares representing the first twenty-five percent (25%) of such awards were released from restrictions on March 7, 2000. Restrictions on the remaining restricted shares will be released annually on January 1st of each of the next three years as to twenty-five percent (25%) of the original award.

     - The 1995 Restricted Stock Award Plan, As Amended (the "1995 Plan"), also provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. The shares of common stock awarded under the 1995 Plan are subject to restrictions and may not be sold by the participants ("1995 Plan Participants") until these restrictions lapse. Pending the release of the Company's reacquisition option, all of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant. Shares will generally be released from restriction at the rate of ten percent (10%) per year beginning on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1995 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. 1995 Plan Participants have full voting and dividend rights with respect to the shares awarded to them. In 1999, there were 90,000 shares of restricted common stock awarded to executive officers and certain key employees under the 1995 Plan. No restricted stock awards were made to non-employee directors under the 1995 Plan in 1999.

     - The Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan") provides a long term compensation opportunity for the officers of the Company and certain key subsidiary officers. Stock options granted to the participants ("Optionees") vest at the rate of 25% per year beginning on the first anniversary of each grant and generally have a term of ten years. Following adoption of the 1997 Stock Plan, no additional awards were granted under the 1989 Plan. Forfeited shares under the 1989 Plan pour over into the 1997 Plan and become available for future grants under the 1997 Plan.

     The Company has entered into employment agreements with certain executive officers which include provisions for early release of restrictions on shares awarded to them under the 1995 Plan and 1997 Plan, and for acceleration of vesting of stock options granted to them under the 1989 Plan and 1997 Plan, upon the occurrence of certain events. (See "Employment Agreements.")

SPLIT-DOLLAR LIFE AND PERSONAL LIABILITY INSURANCE:

     - In May 1996, the Company adopted a Split-Dollar Life Insurance Program (the "Program") for Executive Officers and certain other key employees of the Company. Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of two (2) or two-and-one-half (2 1/2) times compensation, depending upon the individual participant's position level with the Company, and with a cash value that accumulates over time. Participants are entitled to any excess cash surrender values over premiums paid by the Company upon their termination of employment. At age sixty-five (65) the excess cash surrender value is intended to provide a fully paid-up post-retirement life insurance benefit equal to fifty percent (50%) of the pre-retirement life insurance benefit. The policy is owned by the participant. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age sixty-five (65), after ten (10) policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit. For Executive Officers, this Program incorporates the basic group term life insurance coverage of $50,000 paid by the Company for all employees.

     - In June 1997, the Company adopted a Personal Liability Insurance Program for Executive Officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant's position level with the Company.

EMPLOYMENT AGREEMENTS -- EXECUTIVE OFFICERS

     In 1997 the Committee recommended, and the Board of Directors approved, an amendment to the 1994 Employment Agreement with Mr. James A. McIntyre, Chairman and Chief Executive Officer. In 1996, the Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, President and Chief Operating Officer, and Wayne R. Bailey, Executive Vice President and Chief Financial Officer and a Management Continuity Agreement with Mr. Raymond G. Meyers, Senior Vice President and Chief Administrative Officer. See "Employment Agreements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     With respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

          1. Base Salary -- the base salary paid to Mr. McIntyre in 1999 was $800,100 (see "Summary Compensation Table"), which accounted for approximately ninety-one and five-tenths percent (91.5%) of his total annual compensation earned in 1999. This amount is within the 50th - 75th percentile of salaries paid to Chief Executive Officers in companies of comparable-size in the diversified financial services industries.

          2. Annual Bonus -- Mr. McIntyre did not receive a bonus payment under the 1999 Management Incentive Compensation Plan, which would have paid an annual bonus to him had the Company achieved pretax profits in 1999 that were set by the Committee at the beginning of 1999.

          3. Long Term Incentive Compensation Plan ("LTICP") -- The Board of Directors authorized the Company's executive officers to construct a successor LTICP to its 1996 LTICP, a three year plan which ran from January 1, 1996 through December 31, 1998 and provided for bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three-year period. A successor plan has not been fully implemented as of the date of this proxy statement. Mr. McIntyre will be a participant in such a plan if an LTICP is fully implemented in 2000.

          4. Other Compensation -- In 1999, other compensation paid to Mr. McIntyre included an automobile allowance of $21,600, Company contributions to the Investment Incentive Plan (the "401(k) Plan"), Supplemental Executive Retirement Plan, Employee Stock Ownership Plan and Excess Benefit Plan, collectively, $313,937, contributions to fund supplemental medical, life and personal liability insurance of $46,057, a service recognition award under the Company's service award program of $5,480, and $1,404 for employer-paid non-qualified FICA taxes. The Company advanced a portion of the premiums payable in 1999 ($393,596) on a split-dollar life insurance policy, under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. These advances are secured by a collateral assignment of the policy to the Company. See "Employment Agreements." Mr. McIntyre also participates in the Company's Split-Dollar Life Insurance Program under which the Company advanced $140,000 in premiums in 1999. See "Split-Dollar Life Insurance Program." In 1999, Mr. McIntyre was awarded 320,000 shares of restricted common stock under the 1997 Stock Plan.

     The Company entered into an employment agreement with Mr. McIntyre in 1994 that replaced a prior agreement. In 1996 and 1997, the Company entered into amendments to this employment agreement. This agreement ensures that the Company will continue to have Mr. McIntyre's services available to it pursuant to the agreement's terms. See "Employment Agreements."

     The Committee's policies with respect to executive compensation for other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and position level. Each of the other four (4) executive officers reported in the Summary Compensation Table received annual base salaries, auto allowances, restricted stock awards and other compensation (see "Summary Compensation Table") on substantially the same basis as was applied to the Chief Executive Officer, at lesser rates. In February 2000, discretionary bonuses of $65,000 and $48,000 were paid to Messrs. Meyers and Donaldson, respectively.

     It remains the primary goal of the Committee to relate compensation to corporate performance and to compensate executives of the Company based principally on achievement of pretax earnings targets in an effort to enhance stockholder value on a long term basis. Because consolidated pretax earnings targets were not met during 1999, no bonus payments were paid out under the MICP to the executive officers reported in the Summary Compensation Table.

     The tables that follow disclose details of compensation paid to the executives of the Company in 1999, as well as that paid in the previous two (2) years. Descriptions of the Company's employment agreements with its officers and the retirement and benefit plans follow.

                                          Compensation Committee:

                                          Dickinson C. Ross, Chairman
                                          Houston I. Flournoy
                                          C. Douglas Kranwinkle
                                          David W. Morrisroe

     The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company serving at the end of fiscal 1999 (the "Named Executive Officers") during fiscal years 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE
                              DOLLARS IN THOUSANDS

                                                                                      LONG TERM COMPENSATION
                                                                                ----------------------------------
                                              ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                                   ------------------------------------------   -----------------------   --------
             (A)                   (B)       (C)        (D)          (E)           (F)          (G)         (H)          (I)
                                                                    OTHER       RESTRICTED   SECURITIES
                                                                    ANNUAL        STOCK      UNDERLYING     LTIP      ALL OTHER
           NAME AND                                              COMPENSATION     AWARDS      OPTIONS     PAYOUTS    COMPENSATION
      PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)       ($)           ($)          (#)         ($)          ($)
      ------------------           ----   ---------   --------   ------------   ----------   ----------   --------   ------------
James A. McIntyre,............     1999    $800.1      $   --       $ 74.5       $3,625.1          --     $     --      $313.9
  Chairman and Chief               1998     794.3       944.7        190.6        7,270.0          --      2,361.3       274.8
  Executive Officer                1997     773.2       793.9        154.1        5,311.0     600,000           --       355.9
Louis J. Rampino,.............     1999     650.1          --         29.6        2,811.8          --           --       250.1
  President and Chief              1998     644.3       767.6        104.3        6,815.7          --      1,946.8       191.5
  Operating Officer                1997     617.4       571.6         29.2        4,700.0     320,000           --       248.7
Wayne R. Bailey,..............     1999     550.1          --         25.7        1,906.2          --           --       198.4
  Executive Vice President,
    Treasurer and                  1998     542.6       649.5         24.7        4,543.8          --      1,563.7       151.3
    Chief Financial Officer        1997     499.7       410.7        105.5        3,384.0     180,000           --       193.2
Raymond G. Meyers,............     1999     325.1        65.0         22.5          821.1          --           --       116.1
  Senior Vice President            1998     322.8       307.0         22.8          908.8          --        973.9        88.2
  and Chief Administrative
    Officer                        1997     315.1       258.3         24.1          940.0     122,000           --       129.5
John A. Donaldson,............     1999     240.1        48.0         20.1          345.1          --           --        57.9
  Senior Vice President            1998     238.4       226.7         19.5          908.8          --        842.7        49.0
  and Chief Accounting Officer     1997     230.9       190.5         20.1          705.0      16,000           --        72.7

---------------
(1) Options have been adjusted to reflect a two-for-one stock split distributed on 12/10/98.

SUMMARY COMPENSATION TABLE -- EXPLANATIONS

     (c) SALARY includes all regular wages paid to the executive, and any amount which was voluntarily deferred by the executive pursuant to the Investment Incentive Plan (the "401(k) Plan") and/or the Supplemental Executive Retirement Plan (the "SERP").

     (d) BONUS for 1999 reflects cash compensation paid as discretionary bonuses. BONUS for 1998 and 1997 reflects cash compensation paid pursuant to the Company's Management Incentive Compensation Plan. Bonuses under this Plan are awarded upon the achievement of annual pre-tax earnings targets as determined by the Board at the beginning of each Plan year. Pretax earnings in a range of eighty percent (80%) to one hundred twenty percent (120%) of the predetermined target created a pool for bonuses. Participants were awarded amounts from this pool as a percentage of their base salaries. The percentage is based upon scope of responsibility and position level as determined by the Chief Executive Officer and the Compensation Committee, based upon independent compensation studies.

     (e) OTHER ANNUAL COMPENSATION includes automobile allowances, and amounts paid on behalf of the executive to provide for supplemental medical, life and personal liability insurance. In addition to these amounts, the executive officers of the Company may receive service recognition awards on milestone anniversary years under the Company's service award program, "perquisites" and other personal benefits. The aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or ten percent (10%) of the annual salary and bonus reported for any executive officer.

     (f) RESTRICTED STOCK AWARDS represent the fair market value on the date of grant of restricted shares of common stock that were awarded under the 1995 Plan and the 1997 Plan. Ten percent (10%) of each participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that such participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All such shares issued under the 1995 Plan and the 1997 Plan are restricted and are held in escrow by the Company for the account of each participant pending the release of the restrictions. Regular cash dividends are paid on the restricted shares. See "1995 Restricted Stock Award Plan, As Amended" and "1997 Stock Plan." At December 31, 1999 the number and market value ($7.375 per share) of the aggregate restricted stock held by the Named Executive Officers were: Mr. McIntyre, 1,414,040 shares, $10,428,545; Mr. Rampino, 1,181,424 shares, $8,713,002; Mr. Bailey, 859,160 shares, $6,336,305; Mr.
Meyers, 300,200 shares, $2,213,975; and, Mr. Donaldson, 166,900 shares, $1,230,888. The number of shares and market value have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective restricted stock awards. Officers who received awards of restricted stock in 1998 and 1999 were not granted stock options during 1999.

     (g) OPTIONS represent the numbers of shares of common stock for which options to purchase were granted during each of the last three fiscal years. The options vest in installments at the rate of twenty-five percent (25%) per year, pursuant to the terms of the 1989 Plan and/or the 1997 Plan. The original exercise price, which was the fair market value on the date of grant, has been adjusted from time to time for stock dividends and stock splits. No stock options were granted to the executives during 1998 or 1999. See "Amended 1989 Non-Qualified Stock Option Plan," "1997 Stock Plan" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values."

     (h) LTIP PAYOUTS represent bonuses earned pursuant to the Long Term Incentive Compensation Plan ("LTICP") adopted by the Board in 1996. The 1996 LTICP provided for bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target for the three year period from January 1, 1996 through December 31, 1998. The cash bonus amount paid at the maturity of the 1996 LTICP, as reported in the table, resulted from the Company achieving 121% of the pretax earnings target established by the Board in 1996 at the inception of the 1996 LTICP.

     (i) ALL OTHER COMPENSATION includes Company contributions to the executive officers' accounts in the Employee Stock Ownership Plan (the "ESOP") and the 401(k) Plan, both of which are "qualified defined contribution retirement benefit" plans under the Code and to the SERP and the Excess Benefit Plan ("EBP"), both of which are "non-qualified" supplemental retirement plans under the Code. The amounts allocated to each Named Executive Officer in 1999 were:

                    NAME                      ESOP    401(K)     SERP     EBP
                    ----                      ----    ------    ------    ---
                                                   DOLLARS IN THOUSANDS
McIntyre....................................  $6.6     $8.2     $299.2    $--
Rampino.....................................   6.6      8.2      235.4     --
Bailey......................................   6.6      8.2      183.7     --
Meyers......................................   6.6      8.2      101.4     --
Donaldson...................................   6.6      8.2       43.1     --

     The premiums paid in each of the respective years 1997, 1998 and 1999 for the Split-Dollar Life Insurance Program implemented by the Company during fiscal year 1996 were: Mr. McIntyre, $140,000; Mr. Rampino, $74,400; Mr. Bailey, $54,400; Mr. Meyers, $53,200; and Mr. Donaldson, $23,000. Upon retirement (age
65) the Company will recover its net premium outlays and release the policy when it determines that the policy cash value is sufficient on an actuarial basis to provide the post-retirement benefit. Based upon an "actuarial modified premium test," the Company estimates the cash value of a Named Executive Officer's policy on the earliest possible date the premium paid by the Company may be refunded. The present value of the portion of this cash value generated by the premium paid in 1999 was then calculated, and the premium paid in 1999 was subtracted from the result of this present value calculation in current non-discounted dollars. The resulting difference was added to the "term" value of the Named Executive Officer's insurance policy (calculated pursuant to Internal Revenue Service rules) and included in the All Other Compensation column. A similar calculation was done for premiums paid during 1997 and 1998. See "Split-Dollar Life Insurance Program." In addition, the Company advanced a portion of the premiums payable in 1997, 1998 and 1999 ($393,596 in each of the respective years) on an individual split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. See "Employment Agreements."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no stock options or SARs granted during 1999.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     Each Optionee is responsible for any and all tax liabilities resulting from the exercise of stock options or any portion thereof, subject to contingent rights to surrender or offset shares to satisfy tax withholding obligations. Stock options granted pursuant to the 1989 Plan and the 1997 Plan include tax withholding rights.

     The following table and accompanying notes summarize certain required information regarding outstanding options held by the Named Executive Officers at the end of fiscal 1999. There were no exercises of stock options during 1999 by these officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)
                              DOLLARS IN THOUSANDS

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS/         IN-THE-MONEY OPTIONS/SARS
                                                 SARS AT FY-END(#)(2)             AT FY-END($)(2)(3)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
McIntyre...................................    408,154         300,000          $ 5.0            $--
Rampino....................................    245,222         160,000            4.5             --
Bailey.....................................    148,162          90,000            3.2             --
Meyers.....................................     98,702          61,000            2.1             --
Donaldson..................................     19,712           8,000             .5             --
                                               -------         -------          -----            ---
          Total............................    919,952         619,000          $15.3            $--
                                               =======         =======          =====            ===

---------------
(1) There are no SARs outstanding.

(2) Options and values reported in the table have been adjusted to reflect the two-for-one stock split distributed in December 1998, a three-for-two stock split distributed in February 1996 and a stock dividend distributed in June 1995.

(3) Value of unexercised in-the-money options at year end represents the difference between the market value at December 31, 1999 ($7.375 per share) of unexercised options and the respective exercise prices of the options. No representation regarding the "value" of such options is intended.

              FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

     The Stock Price Performance Graph below includes comparisons required by the Securities and Exchange Commission (the "SEC") and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Fremont General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of the Company's common stock measured against the five year cumulative total return of the Standard & Poor's ("S&P") Smallcap 600 Index, the S&P Smallcap 600 indices for Insurance (Property & Casualty), Savings & Loan Companies and Financial (Diversified) which represent indices selected by the Company as appropriate peer groups. The stock price performance shown in this graph is not necessarily indicative of, and not intended to suggest, future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
           AMONG FREMONT GENERAL CORPORATION, S&P SMALLCAP 600 INDEX,
       AND S&P SMALLCAP 600 INDICES FOR INSURANCE (PROPERTY & CASUALTY),
                   SAVINGS & LOAN AND FINANCIAL (DIVERSIFIED)

                              [PERFORMANCE GRAPH]

                                                         AT DECEMBER 31,
                                   -----------------------------------------------------------
       TOTAL RETURN INDEX          1994     1995       1996       1997       1998       1999
       ------------------          ----    -------    -------    -------    -------    -------
Fremont General Corporation......  $100    $178.31    $230.80    $413.76    $385.13    $115.93
S&P Smallcap 600 Index...........   100     129.96     157.67     198.01     195.42     219.66
S&P Smallcap 600 Indices for:
  Insurance (Property &
     Casualty)...................   100     141.79     191.35     290.21     286.75     196.18
  Savings & Loan Companies.......   100     160.21     219.17     375.13     341.88     295.07
  Financial (Diversified)........   100     153.58     195.84     287.90     318.78     265.98

     Assumes $100 invested on December 31, 1994, as adjusted for stock splits and dividends. Total returns assume dividends reinvested on ex-date.

                             EMPLOYMENT AGREEMENTS

     In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the "Agreement") with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. In November 1996, the Compensation Committee recommended and the Board of Directors approved a first amendment to the Agreement (the "First Amendment") to conform the Agreement with certain provisions of the employment agreements then in effect for Messrs. Rampino and Bailey (see below). The First Amendment (i) adds a definition of "Company Event" (as defined below) to the Agreement, (ii) provides that the unvested and/or restricted portion of any stock option and restricted stock held by Mr. McIntyre will accelerate in full so as to become completely vested and/or unrestricted upon certain terminations of employment or in the event of a "Company Event" (as defined below); and (iii) provides for a "Gross-Up Payment" (as defined below). The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre's annual compensation rate was increased by the Board from $550,000 to $600,000 in February 1994, to $675,000 in February 1995,
to $700,000 in February 1996, to $750,000 in February 1997, and to $800,000 in
February 1998. His salary was not increased in 1999 or 2000 and remains at $800,000. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company, as well as other employee benefit plans maintained by the Company for its employees. In the event Mr. McIntyre's employment with the Company terminates for any reason other than pursuant to a termination by the Company for cause or as the result of Mr. McIntyre's death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five (5) years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre's life, Mr. McIntyre will receive an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated. In the event Mr. McIntyre's employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre's death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

     In November 1997, the Compensation Committee recommended and the Board of Directors approved a Second Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. After such additional three-year period, or any extension term, the employment period automatically extends for additional one-year terms unless terminated by either party with at least ninety (90) days' advance written notice prior to the end of the then-current term.

     In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split-dollar life insurance policy purchased by the trust on the lives of Mr. and Mrs. McIntyre. The Company will be reimbursed the full amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. McIntyre or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During each of the fiscal years ended December 31, 1996 through 1999, the Company advanced $393,596 toward the payment of such premium.

     In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino and Wayne R. Bailey. These Agreements, which were effective as of February 8, 1996, have a term of three (3) years, which term automatically extended for an additional three (3) years on February 8, 1998. The material terms of these agreements provide for base salaries as of the effective date of $550,000 for Mr. Rampino and $450,000 for Mr. Bailey. These base salaries will be reviewed annually, and may be increased or decreased at the Committee's discretion but not below these levels. The annual base salaries for Messrs. Rampino and Bailey were increased in 1997, 1998 and 2000 by the Board of Directors and as of the date of this proxy statement were $700,000 and $600,000, respectively. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefit plans made available to other senior officers. In the event of termination of employment, other than a voluntary termination or a termination by the Company for cause, but including death or total disability (a "Termination"), the Company will pay the executive officer (or his heirs) the equivalent of three (3) years' base salary at the then current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a Termination (other than as a result of the executive's death) the executive will continue to be provided welfare and other employee benefits for up to three (3) years and the unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such Termination will accelerate in full so as to become completely vested and/or unrestricted. In the event the termination occurs within the thirty-six (36) month period following a "Company Event" (as defined below) a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options will be paid to the executive.

     In February 1996, the Company entered into a Management Continuity Agreement with Mr. Raymond G. Meyers which provides that upon a termination of employment in the event of a Company Event (as defined below), the unvested and/or restricted portion of any stock option and restricted stock held by the executive will accelerate in full so as to become completely vested and/or unrestricted. This Agreement provides for a base salary of $290,000, which is to be reviewed annually, and may be increased or decreased at the Committee's discretion subject to the terms of this Agreement. In February 1998, the Board of Directors increased Mr. Meyers' annual base salary to $325,000, which is the amount of his annual base salary as of the date of this proxy statement. This Agreement does not have a specified term. Mr. Meyers will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's and Meyers' agreements, a "Company Event" is defined to have occurred when any one of the following events occurs: (i) any "person" or "group" acquires thirty percent (30%) or more of the total voting power represented by outstanding securities of the Company; (ii) the occurrence of certain changes in the composition of the Board of Directors; (iii) the stockholders approve a merger or consolidation of the Company involving a fifty percent (50%) or more change in ownership of the total voting power represented by the Company's outstanding securities; (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company; or, (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's and Meyers' agreements, to the extent that any payments made to the executive by the Company trigger the excise tax pursuant to the Internal Revenue Code Sections 280G and 4999, additional payments will be made to the executive so that after taxes, the net economic effect to such executive will be the same as if the additional taxes imposed by Sections 280G and 4999 did not apply to such executive. These additional payments are referred to as "Gross-Up Payments."

                       RETIREMENT AND OTHER BENEFIT PLANS

INVESTMENT INCENTIVE PLAN (THE "401(K) PLAN")

     The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

     Under the 401(k) Plan, employees may elect to have up to fifteen percent (15%) of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee's discretion among a variety of investment funds including Company stock. Employee contributions are matched by the Company at a rate determined annually by the Board. In 1999 this matching rate was $0.85 for every dollar contributed up to six percent (6%) of eligible compensation. The Company may make additional contributions in its discretion. All employee contributions are one hundred percent (100%) vested. Vesting in Company matching and other contributions accrues over a period of years. Disbursement of the employee's account balance will occur upon retirement, termination of employment, total disability or death. Shares of the Company's common stock held in the 401(k) Plan and allocated to participants' accounts are voted by the 401(k) Plan's Trustee upon instructions from the participants.

EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP")

     In 1989, the Company adopted the ESOP, which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in such amounts as the Board deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and fifteen percent (0-15%) of the eligible compensation of each employee participant. The contributions to each eligible participating employee of participating companies are allocated as a percentage of the employee's eligible compensation.

     In 1990 and in 1993, the Board authorized the Company to loan funds to the ESOP to finance the purchase of shares of Company common stock. In 1994, these loans from the Company were refinanced through a term credit facility with Wells Fargo Bank, formerly First Interstate Bank of California, in the principal amount of $11,000,000. In 1995, the amount of the term credit facility was increased to $15,000,000. As of December 31, 1999, the outstanding loan balance was $3,552,646. Payments on the Wells Fargo Bank note were due in six (6) annual installments, commencing April 1, 1997. Interest on the Wells Fargo Bank note was at a variable rate, which at December 31, 1999 averaged 7.1875% per annum. In January 2000, the Company repaid the outstanding loan balance in full.

     As of December 31, 1999 the ESOP had 4,115,960 shares of Company common stock allocated to its participants' individual accounts and 449,009 unallocated shares representing five and nine-tenths percent (5.9%) and six-tenths percent (0.6%), respectively, of the outstanding shares of common stock of the Company on that date, as adjusted for stock dividends and stock splits. Shares held by the ESOP are voted by the ESOP's Trustee upon instructions from the participants to whose accounts the stock is allocated, and by the ESOP committee appointed by the Board as to the unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers, and Dickinson C. Ross. Benefits from the ESOP are paid out upon retirement, termination of employment, permanent disability or death.

SUPPLEMENTAL AND SENIOR SUPPLEMENTAL RETIREMENT PLANS (COLLECTIVELY, THE "SERP")

     The SERP are mechanisms for providing full benefits to those executives subject to IRS Code limitations. These limits may affect (i) the amount of eligible compensation permitted to be deferred into the Company's 401(k) Plan, and (ii) the amount of any ESOP contribution declared by the Board to be allocated to the ESOP. In addition, employee compensation deferrals under the SERP, in combination with the employee's 401(k) compensation deferrals, may equal up to one hundred percent (100%) of total eligible compensation. The SERP are non-qualified plans within the meaning of the Code. Compensation deferrals under the SERP are deposited to a grantor trust. The assets of the SERP remain those of the Company until the SERP's benefits are paid out upon retirement, termination, death or disability.

EXCESS BENEFIT PLAN (THE "EBP")

     The Board adopted the EBP in 1990 as a mechanism to insure that participants who are subject to IRS Code limitations on ESOP contributions receive the full retirement benefit declared by the Board. Contributions to the EBP, as in the ESOP, are made in common stock. The EBP accommodates any contributions to the ESOP that are limited as a result of the "annual additions limit", which is twenty-five percent (25%) or $30,000, whichever is less, of a participant's total eligible compensation. Contributions under the EBP are deposited to a grantor trust. The assets of the EBP remain those of the Company until the EBP benefits are paid out upon retirement, termination, death or disability.

1997 STOCK PLAN (THE "1997 PLAN")

     In April 1997, the Board of Directors approved the 1997 Plan. The 1997 Plan became effective upon approval by the Company's stockholders in May 1997 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1997 Plan provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries, and is designed to attract and retain these individuals and to align interests of such individuals with those of the stockholders through equity ownership.

     Stock options granted under the 1997 Plan may be either incentive stock options, as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the 1997 Plan Administrator determines otherwise, such agreement gives the Company a reacquisition option exercisable upon the termination of the recipient's employment or consulting relationship with the Company. All shares of common stock awarded as Stock Rights under the 1997 Plan are subject to the Company's reacquisition option and may not be sold by the recipients until these restrictions lapse. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator. Ten percent (10%) of each 1997 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1997 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. Pending release of the restrictions, all of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant. Forfeited 1997 Plan shares are retired and become available for reissuance under the 1997 Plan's authorized shares. Upon a Change of Control of the Company, one hundred percent (100%) of the restricted shares awarded under the 1997 Plan outstanding at that time will become unrestricted and will be released from the Company's reacquisition option.

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares issued to them under the 1997 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1997 Plan. The number of shares of common stock awarded under and subject to the 1997 Plan will be proportionately adjusted for stock dividends and stock splits. As of February 29, 1999, 879,908 shares of common stock (as adjusted for the two-for-one stock split distributed on December 10, 1998) were reserved for issuance under the 1997 Plan, including forfeitures and the shares available for grant under the 1989 Plan that poured over into the 1997 Plan as of May 8, 1997. In addition, shares that would have returned to the 1989 Plan as a result of termination of options granted under the 1989 Plan flow into, and become available for awards under the 1997 Plan. Under the terms of the 1997 Plan, annually in May, an increase will be made to the shares authorized for issuance under the 1997 Plan in an amount equal to (i) the number of shares awarded under the 1997 Plan during the preceding year or (ii) a lesser amount determined by the Board of Directors.

     During 1999, 2,105,000 shares, and during 2000, 160,000 shares, of restricted common stock were issued under the 1997 Plan. As of February 29, 2000 there were 3,131,350 restricted shares that were still subject to the Company's reacquisition option and 75,000 stock options outstanding under the 1997 Plan. In 1999 the shares of restricted stock awarded to the Named Executive Officers under the 1997 Plan were: Mr. McIntyre, 320,000 shares; Mr. Rampino, 320,000 shares; Mr. Bailey, 275,000 shares; Mr. Meyers, 60,000 shares; and Mr. Donaldson, 60,000 shares. Officers who received awards of restricted stock in 1999 were not granted stock options during 1999. In February 2000, under the 1997 Plan, 75,000 shares of restricted common stock were awarded to Mr. Rampino and 50,000 shares of restricted common stock were awarded to Mr. Bailey. Twenty-five percent (25%) of the restricted stock shares awarded to Messrs. Rampino and Bailey, respectively, in February 2000 will be released from the Company's reacquisition option on the first designated release date commencing on March 7, 2000, and on January 1st in each of the three (3) anniversaries thereafter, provided that the Company has not exercised its reacquisition option.

1995 RESTRICTED STOCK AWARD PLAN, AS AMENDED (THE "1995 PLAN")

     In November 1995, the Board of Directors approved the 1995 Plan. The 1995 Plan became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1995 Plan is a long term employee benefit plan for officers, directors and employees that is designed to attract and retain these individuals and to maximize stockholder value by aligning the interests of such individuals with those of the stockholders through equity ownership. The 1995 Plan's goals are to be achieved by providing participants with awards of restricted common stock.

     All shares of common stock awarded under the 1995 Plan are subject to the Company's reacquisition option and may not be sold by the 1995 Plan Participants until this option lapses. Ten percent (10%) of each 1995 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1995 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release from the Company's reacquisition option. If 1995 Plan shares are forfeited to the Company, they will become available for reissuance under the 1995 Plan. Upon a Change of Control of the Company, one hundred percent (100%) of the shares awarded under the 1995 Plan will become unrestricted and will be released from the Company's reacquisition option.

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the 1995 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1995 Plan. The number of shares of common stock awarded under the 1995 Plan will be proportionately adjusted for stock dividends and stock splits.

     During 1999, there were 90,000 shares of restricted common stock awarded under the 1995 Plan. As of December 31, 1999 there had been 4,051,460 restricted stock shares awarded and issued, net of forfeitures, pursuant to the 1995 Plan since its inception. As of February 29, 2000 there were 2,513,032 of such shares that were still subject to restriction pursuant to the Company's reacquisition option. In 1999 there were no shares of restricted stock awarded under the 1995 Plan to the Named Executive Officers. The numbers of shares have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective restricted stock awards. All shares awarded in 1999 under the 1995 Plan were made with forfeited shares. As of the date of this proxy statement, no awards were made in 2000 under the 1995 Plan.

AMENDED 1989 NON-QUALIFIED STOCK OPTION PLAN (THE "1989 PLAN")

     In 1989 the Board adopted, and the stockholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the stockholders approved amendments to the 1989 Plan. The 1989 Plan provides long term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options were granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. In determining the number of options to grant to each executive, the Committee used a salary multiple calculation that was set at levels consistent with the ranking of their respective positions. Non-employee directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten (10) years, and vest annually at the rate of 25% per year beginning on the first anniversary of the date of grant. Following adoption and approval of the 1997 Plan, all shares available for awards under the 1989 Plan flowed into the 1997 Plan, such that no additional awards will be made under the 1989 Plan. If 1989 Plan shares are forfeited, they will become available for issuance under the 1997 Plan.

SPLIT-DOLLAR LIFE INSURANCE PROGRAM

     In May 1996, the Company adopted a Split-Dollar Life Insurance Program for Executive Officers and certain other key employees of the Company (the "Program"). Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of two (2) or two-and-one-half (2 1/2) times compensation (depending upon the individual participant's position level with the Company) and with a cash value that accumulates over time. The policy is owned by the participant. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age sixty-five (65), after ten (10) policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit. For Executive Officers this Program incorporates the basic group term life insurance coverage of $50,000 paid by the Company for all employees.

LONG TERM INCENTIVE COMPENSATION PLAN

     The Board of Directors has authorized the Company's executive officers to construct a new Long Term Incentive Compensation Plan (the "LTICP") as a successor plan to the 1996 LTICP, which ran from January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a successor plan had not been fully constructed or implemented. Generally, the 1996 LTICP was a three year plan designed to provide incentive to executives and other key employees to achieve the cumulative pretax earnings targets of the Company for 1996 through 1998 by linking a substantial portion of their compensation to the long-range growth and increased value of the Company. The 1996 LTICP provided for a bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the period from January 1, 1996 through December 31, 1998, and as a function of a participant's base salary for the period. Bonuses earned under the 1996 LTICP become payable in cash after the maturity date. Participants and earnings targets were designated by the Board of Directors at the 1996 LTICP's inception.

1999 MANAGEMENT INCENTIVE COMPENSATION PLAN

     The 1999 Management Incentive Compensation Plan (the "MICP") was adopted by the Board of Directors effective January 1, 1999 and matured on December 31, 1999. Participants and earnings targets were designated at the beginning of 1999 by the Board of Directors based upon the Compensation Committee's recommendations. The MICP provides executives with an opportunity to earn an annual bonus upon achievement of the predetermined pretax earnings targets set by the Board. Pretax earnings in a range of eighty percent (80%) to one hundred twenty percent (120%) of the predetermined target create a pool for bonuses. Participants are awarded amounts from this pool as a percentage of their base salaries. Bonus "targets" represent the balance of each participant's total targeted annual cash compensation opportunity and range from 10% to 50% of each executive's base salary. These individual "target" bonus amounts are set by the Compensation Committee at the beginning of the MICP's plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each participant is expected to make to the achievement of the Company's predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive's "target" amount for performance at the minimum acceptable earnings level to a maximum of three (3) times the "target" amount for earnings substantially in excess of the Company's goals. No bonuses were paid to the Named Executive Officers under the 1999 MICP.

PERSONAL LIABILITY INSURANCE PROGRAM

     In June 1997, the Company adopted a Personal Liability Insurance Program for Executive Officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participants position level with the Company.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     Except as otherwise provided, the following table sets forth certain information as of February 29, 2000 with respect to shares of the Company's common stock held by the only persons known to the Company to be the beneficial owners of more than five percent (5%) of such stock. For purposes of this Proxy Statement, the term "beneficial ownership" of securities as used herein is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within sixty days of the applicable date of determination. The following table also sets forth certain information as of February 29, 2000 with respect to shares of the Company's common stock beneficially owned by each nominee for director, director, Named Executive Officer and by all nominees for director, directors, Named Executive Officers and executive officers as a group. The shares represented in the table have been adjusted to reflect stock splits and dividends. On February 29, 2000, the Company had 70,031,844 shares of common stock outstanding.

                                                           COMMON         COMMON STOCK
                                                           STOCK          BENEFICIALLY
                                                         NUMBER OF           OWNED
                         NAME                            SHARES (1)         PERCENT
                         ----                            ----------       ------------
James A. McIntyre......................................   9,215,219(2,3)      13.1%
Louis J. Rampino.......................................   1,969,179(2,4)       2.8%
Wayne R. Bailey........................................   1,237,576(2,5)       1.8%
Raymond G. Meyers......................................     648,008(2,6)       1.0%
John A. Donaldson......................................     273,062(2,7)         *
Houston I. Flournoy....................................      72,914(8)           *
C. Douglas Kranwinkle..................................      72,864(9)           *
David W. Morrisroe.....................................     120,018(10)          *
Dickinson C. Ross......................................     108,228(11)          *
                                                         ----------           ----
All directors, nominees, Named Executive Officers and
  executive officers as a group (10 persons)...........  13,802,218(2-11)     19.3%
                                                         ==========           ====

---------------
  *  Less than 1%.

 (1) Includes shares ("option shares") which directors, nominees, Named Executive Officers and executive officers own directly or indirectly or have a right to acquire on or within sixty (60) days of February 29, 2000 through the exercise of stock options granted under the 1989 Plan and 1997 Plan.

 (2) Includes shares owned directly or beneficially through the trustee(s) of the Company's various employee Retirement Benefit Plans (the "Plans"). Except for Messrs. McIntyre, Rampino, Bailey and Meyers, the percentages of shares beneficially owned by any executive officer do not exceed one percent (1%) of the Company's outstanding common stock.

 (3) Includes (i) 2,907,502 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 20,000 shares held by the James A. McIntyre 1994 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee,
     (iii) 50,700 shares held by the James A. McIntyre Grandchildren's Trust under which Mr. McIntyre is the trustee, (iv) 10,000 shares held by the James A. McIntyre 1998 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (v) 3,000,000 shares held by the Padaro Partnership, L.P. of which the James A. McIntyre Living Trust is a 2% general partner (a 98% limited partner interest of the Padaro Partnership L.P. is held by The Padaro Trust, of which Mr. McIntyre is a remainder beneficiary and his mother Mrs. Maurine McIntyre is trustee), (vi) 558,154 stock option shares which Mr. McIntyre has the right to exercise within sixty days of the date of the table, (vii) 924,823 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 1,238,120 shares of restricted stock, and (ix) 330,000 shares which were given by the James A. McIntyre Living Trust in 1997, 1998 and 1999 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest. In addition, 60,000 units of Preferred Securities, less than one percent (1%) of the

     Preferred Securities issued and outstanding, are held by the James A. McIntyre 1994 Charitable Remainder Unitrust, under which Mr. McIntyre is the trustee. The Severn Trust, a Charitable Remainder Trust under which Mrs. Maureen McIntyre, Mr. McIntyre's mother, is Trustee holds $1,550,000, aggregate principal amount, of the Company's 7.70% Series B Senior Notes Due 2004. Mr. McIntyre disclaims beneficial ownership of these Senior Notes.

 (4) Includes 1,112,792 restricted shares awarded under the 1995 Plan and 1997 Plan and 334,437 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 325,222 shares on or within sixty days of the date of the table.

 (5) Includes 805,980 restricted shares awarded under the 1995 Plan and 1997 Plan and 223,050 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 193,162 shares on or within sixty days of the date of the table.

 (6) Includes 261,600 restricted shares awarded under the 1995 Plan and 1997 Plan and 182,206 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 129,202 shares on or within sixty days of the date of the table. In addition, Mr. Meyers owns 1,275 units of Preferred Securities, less than one percent (1%).

 (7) Includes 19,145 shares held by the Donaldson Family Trust under which Mr. Donaldson is a trustee and holds a vested beneficiary interest. Includes 147,200 restricted shares awarded under the 1995 Plan and 1997 Plan and 76,705 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 23,712 shares on or within sixty days of the date of the table. Includes 6,300 shares of common stock owned by a trust established by Mr. Donaldson's mother, under which Mr. Donaldson is a trustee. In addition, 800 units of Preferred Securities, less than one percent (1%), are owned by the trust established by Mr. Donaldson's mother under which Mr. Donaldson is a trustee.

 (8) Includes 10,032 shares held by the Flournoy Family Trust, under which Dr. Flournoy is trustee and holds a vested beneficiary interest. Includes exercisable options to purchase 19,282 shares on or within sixty days of the date of the table, and 31,200 restricted shares awarded under the 1995 Plan. In addition, Dr. Flournoy owns beneficially, through his wife's individual retirement account, 175 units of Preferred Securities, less than one percent (1%).

 (9) Includes 31,200 restricted shares awarded under the 1995 Plan. Also includes exercisable options to purchase 8,094 shares on or within sixty days of the date of the table. In addition, Mr. Kranwinkle owns beneficially, in his O'Melveny & Myers 401(k) plan, 5,000 units of Preferred Securities, less than one percent (1%).

(10) Includes 42,276 shares held by the Morrisroe Family Trust, under which Mr. Morrisroe is a trustee and holds a vested beneficiary ownership. Includes exercisable options to purchase 34,752 shares on or within sixty days of the date of the table, and 31,200 restricted shares awarded under the 1995 Plan. In addition, Mr. Morrisroe owns beneficially in the Morrisroe Family Trust, 17,548 units of Preferred Securities, less than one percent (1%).

(11) Includes 67,104 shares held by the D.C. Ross Separate Property Trust, of which Mr. Ross is the trustee and holds a vested beneficiary interest, and 11,714 shares held by the Ross Community Property Trust, of which Mr. Ross is a trustee and holds a vested beneficiary interest. Includes exercisable options to purchase 10,000 shares on or within sixty days of the date of the table and 31,200 restricted shares awarded under the 1995 Plan. In addition, Mr. Ross' wife owns 4,400 shares through her separate property trust, for which Mr. Ross disclaims beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has retained the services of the law firm of O'Melveny & Myers LLP as outside legal counsel. Mr. C. Douglas Kranwinkle, a director and nominee for director, is Managing Partner of O'Melveny & Myers LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock to file reports of ownership and reports of changes in ownership of common stock and certain other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Additionally, SEC regulations require that the Company identify any individuals for whom a referenced report was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Mr. David Morrisroe, a director of the Company, unintentionally failed to report on a timely basis reports disclosing the September 1998 purchase of 2,000 shares of the Company's Preferred Securities at $25.687 per share. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent (10%) beneficial owners of the Company's common stock were complied with.

                                     ITEM 2

             SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company's principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

     On February 25, 2000, upon recommendation of its Audit Committee, the Board of Directors approved the firm of Ernst & Young LLP to be the Company's independent certified public accountants for the year 2000, to audit the books of account and records of the Company and to make a report thereon to the stockholders and the Board of Directors. Ratification of Ernst & Young LLP as the Company's auditors for the year 2000 will be submitted to the stockholders for their approval at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED "FOR" ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000.

            ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

     The Company's Annual Report for the fiscal year ended December 31, 1999 was mailed on or about April 13, 2000 to stockholders of record on March 31, 2000. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY STOCKHOLDER WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WITHOUT EXHIBITS. REQUESTS SHOULD BE DIRECTED TO ALAN W. FAIGIN, SECRETARY OF THE COMPANY, AT 2020 SANTA MONICA BOULEVARD, 6TH FLOOR, SANTA MONICA, CA 90404.

            2001 ANNUAL MEETING -- RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposal must be submitted in writing to Alan W. Faigin, Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 14, 2000 if it is to be considered for inclusion in the Company's 2000 proxy materials. Any such proposal must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     If a stockholder submits a proposal at the Company's Annual Meeting of Stockholders to be held in 2000 other than in accordance with Rule 14a-8, and does not provide notice of such proposal to the Company by February 18, 2001, the holders of any proxy solicited by the Company's Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the Annual Meeting, the shares represented at the Annual Meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                          By Order of the Board of Directors

                                          /s/ Alan W. Faigin
                                          Alan W. Faigin, Secretary

Dated: April 13, 2000

                          FREMONT GENERAL CORPORATION

                            BOARD OF DIRECTORS PROXY

                  ANNUAL MEETING OF STOCKHOLDERS: MAY 16, 2000


John A. Donaldson and Raymond G. Meyers, or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on March 31, 2000, at the Annual Meeting of Stockholders of Fremont General Corporation, or any postponement or adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.


     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OR
           IF NO DIRECTION IS GIVEN WILL BE VOTED FOR ITEMS 1 AND 2.


            (Continued, and to be dated and signed on reverse side)


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                           -- FOLD AND DETACH HERE --

                                                                Please mark
                                                                 your votes  [X]
                                                                    as this


           The Board of Directors recommends a vote FOR Items 1 and 2

                                         WITHHOLD
                                         AUTHORITY
                                        to vote for
                                 FOR   ALL nominees                                                           FOR  AGAINST  ABSTAIN
Item 1: ELECTION OF DIRECTORS    [ ]       [ ]               Item 2: RATIFICATION OF APPOINTMENT OF ERNST &   [ ]     [ ]     [ ]
                                                                     YOUNG LLP AS INDEPENDENT AUDITORS
Duly nominated: J. A. McIntyre     W. R. Bailey
                H. I. Flournoy     C. D. Kranwinkle
                D. W. Morrisroe    L. J. Rampino
                D. C. Ross


WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEE(S)


-------------------------------------------------------

                                                                                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                                                                 DIRECTORS FOR THE MAY 16, 2000 ANNUAL MEETING OF
                                                                                 STOCKHOLDERS OF FREMONT GENERAL CORPORATION

                                                                                     see other side for important information


Signature(s):______________________________________________________________________________________ Dated: _______________________

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

---------------------------------------------------------------------------------------------------------------------------------


                           -- FOLD AND DETACH HERE --



                                  REVERSE SIDE


                     YOUR VOTE IS IMPORTANT TO THE COMPANY


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE